UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): JULY 2, 2015

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of Registrant as Specified in Its Charter)

Ohio	1-34004	61-1551890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Sherrill Boulevard Knoxville, Tennessee		37932
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (865) 694-2700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed by Scripps Networks Interactive, Inc. (the “Company”) on a Current Report on Form 8-K, on July 1, 2015, Southbank Media, Ltd. (“Southbank”), an indirect wholly-owned subsidiary of the Company, completed the previously announced acquisition (the “Transaction”) of all of the outstanding shares of N-Vision B.V. (“N-Vision”) from ITI Media Group Limited and Groupe Canal+ S.A. (the “Sellers”).  Pursuant to Polish takeover law, within three months of the Transaction closing Southbank is required to initiate a tender offer to purchase at least up to 66% of the outstanding shares of TVN, which would include the shares acquired by Southbank in the Transaction.  On June 9, 2015, the Company announced its intention to tender to purchase 100% of the outstanding shares of TVN.

On July 6, 2015, Southbank filed with the Polish Financial Supervision Authority (the “PFSA”) the tender offer documentation required under Polish law to effectuate a tender to purchase 100% of the outstanding shares of TVN at a price of 20.00 Polish Zloty (“PLN”) per TVN share. The total value of the TVN shares Southbank intends to purchase in the tender offer amounts to PLN 3,219 million. Under Polish law, the PFSA has until July 21, 2015 to review the tender offer documentation and request changes, if any. Following the PFSA review of the tender offer documentation and, to the extent requested by the PFSA, any changes thereto, a 30-day tender offer subscription period will commence on July 24, 2015, during which period the TVN shareholders will be able to tender their shares. Southbank expects to conclude the tender offer by September 1, 2015.

Additionally, on July 2, 2015, Polish Television Holding B.V., a wholly-owned subsidiary of N-Vision, notified the holders of its €300 million 11%/12% Senior PIK Toggle Notes due 2021 (the “PIK Notes”) of its intention to redeem the PIK Notes in full.  The redemption date for the PIK notes will be August 1, 2015.  The full text of the notice is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Polish Television Holding B.V. PIK Note Redemption Notice

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

Date: July 9, 2015	By:	/s/ Cynthia L. Gibson
Cynthia L. Gibson
Executive Vice President, Chief Legal Officer

Exhibit Index

Exhibit Number	Description
99.1	Polish Television Holding B.V. PIK Note Redemption Notice